INVESTMENT SUB-ADVISORY AGREEMENT

      AGREEMENT made as of this 25th day of September, 2003 by and among FirstTrust/Four Corners Senior Floating Rate Income Fund, a Massachusetts business trust (the "Fund"), First Trust Advisors LP, an Illinois limited partnership and a federally registered investment adviser ("Manager"), and Four Corners Capital Management, LLC, a Delaware limited liability company and a federally registered investment adviser ("Sub-Adviser").

      WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Fund has retained the Manager to serve as the investment manager for the Fund pursuant to an Investment Management Agreement between Manager and the Fund (as such agreement may be modified from time to time, the "Management Agreement");

      WHEREAS, the Management Agreement provides that the Manager may, subject to the initial and periodic approvals required under Section 15 of the 1940 Act, appoint a subadviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement;

      WHEREAS, the Fund and Manager desire to retain Sub-Adviser to furnish investment advisory services for the Fund's investment portfolio, upon the terms and conditions hereafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

      1. Appointment. The Fund and Manager hereby appoint Sub-Adviser to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

      2. Services to be Performed. Subject always to the supervision of Fund's Board of Trustees and the Manager, Sub-Adviser will act as sub-adviser for, and to manage the investment and reinvestment of the assets of the Fund, furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the Fund's investment portfolio, all on behalf of the Fund and as described in the Fund's registration statement on Form N-2 (File No. 333-105251) as declared effective by the Securities and Exchange Commission, as such policies described therein may subsequently be changed by the Fund's Board of Trustees and communicated by the Fund or Manager to Sub-Adviser in writing. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund, will monitor the Fund's investments in senior loans (and other assets in which the Sub-Adviser is authorized to invest), and will comply with the provisions of the Fund's Declaration of Trust and By-laws, as amended from time to time and communicated by the Fund or Manager to Sub-Adviser in writing, and the stated investment objectives, policies and restrictions of the Fund. The Fund or Manager will provide Sub-Adviser with current copies of the Fund's Declaration of Trust,

By-laws, prospectus and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement. Sub-Adviser will make its officers and employees available to the Manager and the Fund from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Sub-Adviser will report to the Board of Trustees and to Manager with respect to the implementation of such program.

      Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio investments for the Fund, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Fund's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. In addition, if in the judgment of the Sub-Adviser, the Fund would be benefited by supplemental services, the Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions that another broker or dealer may charge for the same transaction, provided that the Sub-Adviser determined in good faith that the commission or spread paid was reasonable in relation to the services provided and complies with the Fund's policies and procedures. The Fund may adopt policies and procedures that modify or restrict the Sub-Adviser's authority regarding the execution of the Fund's portfolio transactions provided above.

      All purchase and sale orders and related transactions shall be placed through brokers, dealers or banks selected by Sub-Adviser, upon such instructions as may be given or authorized by Sub-Adviser. In placing orders for corporate loans, which are generally privately negotiated principal transactions, Sub-Adviser may select the agent bank or selling party, in its discretion, in a manner consistent with the principles of best execution. The selection of the agent or selling party will be determined by Sub-Adviser based upon a number of factors, including the best price obtainable, the desired time of the trade, confidentiality, execution and operational capabilities, ongoing borrower diligence, reputation for integrity and sound financial condition and practices. In broker transactions, Sub-Adviser exercises discretion to determine the commission rates, if any, subject to the requirements to obtain best execution as described above.

      In addition, Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities placed with respect to the assets of the Fund with similar orders being made simultaneously for other accounts managed by Sub-Adviser or its affiliates, if in Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Fund occurs as part of any aggregate sale or purchase orders, the objective of Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in an equitable manner. Nevertheless, the Fund and Manager acknowledge that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the securities positions obtainable or salable. Whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, Sub-Adviser and its affiliates may purchase securities or loans of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities or loans for another client.

      Sub-Adviser will not arrange purchases or sales of securities or loans between the Fund and other accounts unless (a) such purchases or sales are in accordance with applicable law and the Fund's policies and procedures and (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund. Subject to compliance with the foregoing conditions, if the Sub-Adviser does arrange for the purchase or sale of securities or loans between the Fund and other accounts, the Sub-Adviser in these transactions will obtain a transaction price from one or more unaffiliated third party dealers or a quotation service and effect the trade at the mean of the bid and asked prices quoted by such dealer or at the price obtained from the quotation service.

      The Sub-Adviser will communicate to the officers and trustees of the Fund such information relating to transactions for the Fund as they may reasonably request. In no instance will portfolio securities be purchased from or sold to the Manager, Sub-Adviser or any affiliated person of either the Fund, Manager, or Sub-Adviser, except as may be permitted under the 1940 Act.

      Sub-Adviser further agrees that it:

            (a) will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

            (b) will conform to all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

            (c) will report regularly to Manager and to the Board of Trustees of the Fund and will make appropriate persons available for the purpose of reviewing with representatives of Manager and the Board of Trustees on a regular basis at reasonable times the management of the Fund, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund's investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Manager or the Board of Trustees of the Fund; and

            (d) will prepare and maintain such books and records with respect to the Fund's securities transactions for the Fund's investment portfolio as required under applicable law or as otherwise requested by Manager and will prepare and furnish Manager and Fund's Board of Trustees such periodic and special reports as the Board or Manager may reasonably request. The Sub-Adviser further agrees that all records which it maintains for the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Manager or the Fund (however, the Sub-Adviser shall be permitted to retain copies thereof).

      3. Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commission, if any) purchased for the Fund.

      4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee equal to .56% of the Fund's Managed Assets, subject to the following and paragraph 5 below. As of the date hereof and until October 1, 2005, the Sub-Adviser agrees to reduce its sub-advisory fee by 4.50 basis points and from October 1, 2005 until October 7, 2007, the Sub-Adviser agrees to reduce its sub-advisory fee by 2.00 basis points. To the extent the Manager voluntarily waives its advisory fee to maintain the Fund's dividend yield, the Sub-Adviser agrees to waive its fee in proportion to the Manager's waiver. Managed Assets shall mean the average daily gross asset value of the Fund,(1) minus the sum of the Fund's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than the principal amount of any borrowings incurred, commercial paper or notes issued by the Fund and the liquidation preference of any outstanding preferred shares).

      For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

      5. Expense Reimbursement. Sub-Adviser agrees to pay Manager one-half of
(i) all organizational expenses and (ii) all offering costs of the Fund (other than sales load) that exceed $0.04 per Common Share (as such term is defined in the Fund's prospectus).

      6. Services to Others. The Fund and Manager acknowledge that Sub-Adviser now acts, and intends in the future to act, as an investment adviser to other managed accounts and as investment adviser or sub-investment adviser to one or more other investment companies that are not a series of the Fund. In addition,

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(1) Including assets attributable to the Fund's preferred shares, if any, and the principal amount of borrowings.

the Fund and Manager acknowledge that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

      7. Limitation of Liability. The Sub-Adviser shall not be liable for, and the Fund and Manager will not take any action against the Sub-Adviser to hold Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Sub-Adviser's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

      8. Term; Termination; Amendment. This Agreement shall become effective with respect to the Fund on the same date as the Management Agreement between the Fund and the Manager becomes effective, provided that it has been approved by a vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements of the 1940 Act, and shall remain in full force until the two-year anniversary of the date of its effectiveness unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, the Sub-Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

      This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager or Sub-Adviser upon sixty (60) days' written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Fund upon sixty (60) days' written notice to the Sub-Adviser by the Fund without payment of any penalty.

      This Agreement may be terminated at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the covenants of the Sub-Adviser set forth herein. The Manager and the Sub-Adviser have entered into an agreement that provides for payment by the Manager to the Sub-Adviser in the event the Sub-Adviser is terminated by the Fund under circumstances described therein. The Fund acknowledges that the terms of such agreement have been fully disclosed to the Board of Trustees.

      The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

      Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 earned prior to such termination and for any additional period during which Sub-Adviser serves as such for the Fund, subject to applicable law.

      9. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or Fund:                 If to the Sub-Adviser:

First Trust/Four Corners Senior            Four Corners Capital Management, LLC
   Income Fund                             633 W. Fifth Street, 49th Floor
First Trust Advisors                       Los Angeles, CA 90071
1001 Warrenville Road, Suite 300           Attention:  Michael P. McAdams
Lisle, Illinois 60532
Attention:  General Counsel

     10. Limitations on Liability. All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This agreement is executed on behalf of the Fund by the Fund's officers in their capacity as officers and not individually and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but the obligations imposed upon the Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to the subject Fund, for the enforcement of any claims.

     11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     12. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

     13. Amendment, Etc. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

     14. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement.

The Fund represents that engagement of Sub-Adviser has been duly authorized by the Fund and is in accordance with the Fund's Declaration of Trust and other governing documents of the Fund.

     15. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the portfolio management fee described in Section 4 are not severable.

     16. Entire Agreement. This Agreement, including the attached exhibits, constitutes the sole and entire agreement of the parties hereto, except as set forth in the agreement between the Manage and the Sub-Adviser referred to in
Section 8 hereof. Any written or oral agreements, statements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.

      IN WITNESS WHEREOF, the Fund, Manager and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.



FIRST TRUST ADVISORS LP                   FOUR CORNERS CAPITAL MANAGEMENT, LLC




By: __________________________________    By: _________________________________

Title: _____________________________      Title:  ___________________________




FIRST TRUST/FOUR CORNERS SENIOR FLOATING
  RATE INCOME FUND




By: ___________________________________

Title: ______________________________